SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (the "***Agreement***") is made on July 1, 2010 by and between

1. Skeie Technology AS, a company incorporated under the laws of Norway, having its registered office at Tordenskjolds gate 9, 4612 Kristiansand, Norway;

2. Skeie Tech Invest AS, a company incorporated under the laws of Norway, having its registered office at Tordenskjolds gate 9, 4612 Kristiansand, Norway;

3. Wideluck Enterprises Limited, a company incorporated under the laws of the British Virgin Islands having its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands and registration number 456991;

(the parties listed in 1-3 above collectively the "***Sellers***", and each a "***Seller***")

and

4. Rowan Companies, Inc., a company incorporated under the laws of the State of Delaware, United States, having its registered office at 2800 Post Oak Blvd, Suite 5450, Houston, Texas 77056 (the "***Buyer***")

(together the "***Parties***", each a "***Party***")

1. BACKGROUND

1.1 The Sellers are shareholders in the Company. The Sellers wish to sell their Shares to the Buyer and the Buyer wishes to purchase the Shares from the Sellers on the terms and subject to the conditions of this Agreement, including the basis of a price of NOK 1 per ordinary share of the Company and an agreed price per share of common stock of the Buyer of approximately U.S. $27.30.

2. DEFINITIONS – INTERPRETATION

2.1 Definitions

Capitalized terms used in this Agreement shall have the meanings set out opposite them below:

"***Agreement***" shall have the meaning ascribed thereto in the introductory paragraph herein.

"***Buyer***" shall have the meaning ascribed thereto in the introductory paragraph herein.

"***Buyer Common Stock***" shall mean the common stock, par value $0.125 per share, of the Buyer.

"***Closing***" shall mean the consummation of the purchase and sale of the Shares contemplated by this Agreement in accordance with Section 6.

"***Company***" shall mean Skeie Drilling & Production ASA, a Norwegian limited liability company registered with the Norwegian Register of Business Enterprises under the registration number 989 395 718 and with its registered address at Tordenskjolds gate 9, 4612 Kristiansand, Norway.

"***Consideration Shares***" shall mean the total number of shares of Buyer Common

Stock issued and delivered to the Sellers under this Agreement as consideration for the purchase of the Shares.

"***Due Diligence***" shall have the meaning ascribed to it in Section 5.1.

"***Encumbrances***" shall mean all mortgages, liens, security interests, pledges, conditional sale contracts, rights of first refusal, and other encumbrances of any kind. For the avoidance of doubt: the tag along provision in clause 8 in the Articles of Association of the Company shall not be deemed as an Encumbrance.

"***Group***" shall mean the Company and each of its subsidiaries.

"***Group Company***" shall mean each company in the Group.

"***Parties***"/"***Party***" shall have the meanings ascribed thereto in the introductory paragraph herein.

"***Securities Act***" shall mean the U.S. Securities Act of 1933, as amended.

"***Sellers***" shall have the meaning ascribed thereto in the introductory paragraph herein.

"***Shares***" shall mean 992,335,567 ordinary shares in the Company, each with a nominal value of NOK 0.10.

"***Standstill Period***" shall mean the period starting on the date of this Agreement and ending at 24:00 Central U.S. Time on July 19, 2010, subject to extension as provided in Section 5.1.

"***Warranty***" shall mean any warranty made in Sections 8 and 9.

2.2 Interpretation

The following provisions shall apply in connection with the interpretation of this Agreement:

(i) Unless the context otherwise requires words denoting the singular shall include the plural and vice versa, references to any gender shall include all other genders.

(ii) References to Schedules and Sections are to schedules to and sections of this Agreement unless otherwise specified and references within a schedule to paragraphs are to paragraphs of that schedule unless otherwise specified.

(iii) The words "include" or "including" when used in this Agreement shall be construed without limitation.

(iv) Headings herein are for convenience only and shall not affect the construction hereof.

(v) References to a party or Party shall include any permitted assignee or successor to such party or Party in accordance with this Agreement.

(vi) No provision of this Agreement shall be interpreted to the detriment of a Party for the sole reason that that Party was responsible for drafting that particular provision.

3. SALE AND PURCHASE

3.1 Upon the terms and subject to the conditions of this Agreement, each Seller shall sell, transfer and deliver such number of Shares to the Buyer as is set out opposite its name in Schedule 1 and the Buyer shall purchase the Shares from the Sellers.

3.2 The Shares will be transferred and delivered with full title free of any Encumbrances, together with all rights and entitlements attaching to the Shares, including the right to vote and represent, and the right to receive all dividends or distributions or benefits deriving from the Shares.

3.3 The per share consideration payable by the Buyer to the Sellers for the purchase of the Shares shall be approximately 0.00574 shares of Buyer Common Stock for each of the Shares, which is equal in the aggregate to 5,697,663.25 shares of Buyer Common Stock (which is approximately 4.7% of the Buyer's outstanding common stock after the issuance of such shares of Buyer Common Stock) for 992,335,567 Shares. The number of shares of Buyer Common Stock to be issued and delivered to each Seller is set out opposite its name in Schedule 1. The shares of Buyer Common Stock shall be delivered with full title free of any Encumbrances (except with respect to restrictions related to the private placement of the shares of Buyer Common Stock to the Sellers pursuant to Regulation D under the Securities Act), together with all rights and entitlements attaching to the shares of Buyer Common Stock, including the right to vote and represent, and the right to receive all dividends or distributions or benefits deriving from the shares of Buyer Common Stock. The Buyer undertakes to register the resale of the Consideration Shares to allow the Sellers to resell the Consideration Shares (subject to customary prohibitions during periods when the Company is in possession of undisclosed material information) and shall use its best efforts including preparatory work prior to the Closing to cause the registration statement to be filed immediately after the Closing.

3.4 The Buyer shall not be obliged to complete the purchase of any of the Shares unless the sale of all of the Shares is completed simultaneously.

3.5 Subject to the Sellers' obligations under Section 5.7, the Parties agree that the Sellers shall be able to exercise all rights as a shareholder, including but not limited to the voting rights for the Shares, until the Closing has taken place.

3.6 If the Buyer before Closing carries out a split, merger, or rights issue of shares of common stock, or any other change to the share capital of the Buyer which affects the value of the Consideration Shares, the number of Consideration Shares shall be adjusted accordingly.

4. CONDITIONS PRECEDENT

4.1 The obligation of the Buyer to purchase the Shares shall be subject to the satisfaction or waiver by the Buyer before the end of the Standstill Period of each of the following conditions:

a) The Sellers' Warranties shall be true and correct in all material respects;

b) The Sellers shall have complied in all material respects with all of their obligations, covenants and undertakings under this Agreement;

c) The Buyer shall have been given the opportunity to carry out the Due Diligence and the results of the Due Diligence shall be satisfactory to the Buyer in the Buyer's sole and absolute discretion;

d) The Buyer shall have purchased or entered into agreements to purchase (on terms no less favourable to the Buyer than this Agreement) shares in the Company (including the Shares) representing a minimum of 50.1 per cent of the total number shares outstanding in the Company on a fully diluted basis;

e) No material adverse change shall have occurred in the financial condition, operations, business, assets or prospects of the Company or the construction

of the Group's rigs or the offshore drilling market in Norway;

f) The board of directors of the Buyer shall have given its final approval of the purchase of the Shares, which approval may be granted or withheld in such board of directors' sole and absolute discretion;

g) Any regulatory approvals required in connection with the Buyer's purchase of the Shares shall have been obtained free of any conditions; and

h) There shall be in effect no injunction, order or decree of any nature issued, ordered or granted by any governmental entity of competent jurisdiction that restrains or prohibits in any material respect, or would award damages in connection with, the consummation of the transactions contemplated by this Agreement.

Upon the conclusion of the Standstill Period, and subject to the conditions precedent in this Section 4.1 having been satisfied or waived, the obligation of the Buyer to purchase the Shares shall be unconditional.

4.2 The obligation of each of the Sellers to sell its Shares to the Buyer shall be subject to the satisfaction or waiver by the Sellers before the end of the Standstill Period of each of the following conditions:

a) The Buyer's Warranties shall be true and correct in all material respects;

b) The Buyer shall have complied in all material respects with all of its obligations, covenants and undertakings under this Agreement;

c) There shall be in effect no injunction, order or decree of any nature issued, ordered or granted by any governmental entity of competent jurisdiction that restrains or prohibits in any material respect, or would award damages in connection with, the consummation of the transactions contemplated by this Agreement;

d) Except as otherwise specifically contemplated by this Agreement, the Buyer shall have confirmed in writing to the Sellers and for the benefit of the board members and employees of the Group, that it waives all and any claims against the board members and employees of the Group related to acts, facts or circumstances related to the Group that have occurred prior to Completion, and, shall use best efforts to procure that the Group do the same (with the exception of all and any claims which arise from bad faith, wilful misconduct, fraud or gross negligence on the part of such board member of employee); and

e) The Buyer shall have confirmed in writing to the Sellers that the Buyer is not aware of any breaches of the Sellers' Warranties or other claims against the Sellers.

Upon the conclusion of the Standstill Period, and subject to the conditions precedent in this Section 4.2 having been satisfied or waived, the obligation of the Sellers to sell the Shares shall be unconditional.

5. ACTIONS PENDING CLOSING

5.1 Due Diligence

The Sellers shall use best efforts to cause the Company to allow the Buyer to carry out a due diligence review of the Group of a nature and scope customary for a transaction of this size and type (the "**Due Diligence**") during the Standstill Period. The Sellers acknowledge the importance of the Due Diligence to the Buyer and

agree to negotiate in good faith an extension of the Standstill Period for up to one week if the Buyer is of the opinion that it has not received the cooperation of the Sellers and the Company allowing the Buyer to complete its Due Diligence to its satisfaction. The Sellers shall procure that a copy of the information provided in the due diligence is included in a CD to be provided to the Buyer on Closing. The Sellers shall use best efforts to cause the Company to provide and the Sellers to their actual knowledge shall themselves provide to the Buyer in the Due Diligence data room or by other means, all material information about the Company (including all material information currently known to the Sellers and the Company regarding applications for dispensations and all material issues related to the Acknowledgement of Compliance from the Petroleum Safety Authority of Norway), except for information on pricing that would have an anti-competitive result, and to the best of the Seller's actual knowledge, such information shall be true and correct in all material respects. Facts and circumstances which have been fairly disclosed to the Buyer, including in the Due Diligence, or which otherwise were known to the Buyer prior to Closing, shall not in any event constitute a breach of any of the Warranties.

5.2 Ordinary Course; Conduct of the Company's Business

Prior to the election of the new board of directors as described in Section 5.6, the Sellers shall use their reasonable commercial efforts to cause the Company:

(i) to carry out its business in the ordinary course only, provided further, however, that during the period between the election of the new board of directors as described in Section 5.6 and the Closing, any matters out of the ordinary course of business shall be submitted to the board of directors for consideration;

(ii) to not enter into any material transactions such as rig contracts or change orders unless the Buyer's written consent has been obtained prior to entering into such transactions and contracts (provided that such consent shall not be unreasonably withheld or delayed); and

(iii) to not issue any equity or debt securities to any third party unless the Buyer's written consent has been obtained prior to any such issuance.

The Sellers shall make best efforts to cause the Company to cooperate with the Buyer with respect to the conduct of the Company's business and the transition of control of the Company to the Buyer.

5.3 Reasonable Efforts

Subject to the terms and conditions of this Agreement, each Party will use its reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable law to consummate the transactions contemplated by this Agreement as promptly as practicable.

5.4 Exclusivity

Each of the Sellers hereby undertakes and shall use their reasonable commercial efforts to cause the Company not to initiate, discuss, respond to, provide any information in connection with or solicit any offer or proposal, binding or non-binding, from any other person or entity or enter into any agreement or undertake any commitment relating to any sale, merger, recapitalization or other business combination involving the Shares or affecting the Company or any significant assets

thereof.

5.5 Release of Pledge

Wideluck Enterprises Limited and Skeie Tech Invest AS shall ensure that Wideluck Enterprises Limited's pledge over Skeie Tech Invest AS' shares in the Company will be duly released prior to Closing on terms to be agreed between Wideluck Enterprises Limited and Skeie Tech Invest AS.

5.6 Extraordinary General Meeting of the Company

The Sellers shall procure that the Company calls for an extraordinary general meeting to be on July 20, 2010 (or as soon as practicable after the end of the Standstill Period if extended pursuant to Section 5.1) with the agenda of:

(i) the election of new board members for a five-member board of directors, with the following composition of the board of directors:

(a) Three of the board members shall be appointed by the Buyer (one new board member and two board members replacing Anne Breive and Ngiam Jih Wong);

(b) One board member shall remain Bjarne Skeie, unless otherwise is agreed between the Sellers, who shall be the Seller Board Designee as described in Section 5.7 below;

(c) One board member shall remain Margaret Leslie Hawkins or another board member appointed in accordance with the Letter of Undertaking Obligations, as referred to in Section 5.10; and

(ii) the adoption of the amendment to the Articles of Association of the Company attached as Exhibit A hereto (the "***Board Action Amendment***").

The time period between the date of such extraordinary general meeting and the date of the Closing is referred to as the ("***Interim Period***").

Each of the Parties shall procure that the persons appointed to the board by them, execute their function on the board, and procure that the Company carries out its business, in compliance with Norwegian law.

5.7 Proxy

Each Seller shall appoint the Buyer or a person nominated by the Buyer as its proxy with full power and authority to attend the extraordinary general meeting referred to in Section 5.6 and any additional general meeting of the Company held after the end of the Standstill Period and to vote all of the Shares at such general meeting(s) in the Buyer's sole and absolute discretion, with the following exceptions:

(i) The Shares will be voted so as to approve the election of new board members in accordance with Sections 5.6(i) and 5.7(iv), and the Board Action Amendment.

(ii) The Shares will be voted in accordance with the obligations set forth in Section 5.10.

(iii) The Buyer shall and procure that its representatives shall, both when acting as board members and by proxy at a general meeting, take into consideration the interests of the Sellers with respect to the fact that Closing has not taken place. Notwithstanding the foregoing, the board members

shall fulfill their fiduciary obligations to all of the Company's shareholders. The Parties shall until the Closing procure that the Company including its subsidiaries does not pay any dividends or make any distributions (Norwegian "utdelinger"), as defined in the Norwegian Public Limited Companies Act, unless such dividends or distributions are unanimously approved by all of the members of the Company's board of directors.

(iv) The Buyer shall vote the Shares to elect one board member designated by the Sellers to serve on the Company's board of directors in the Interim Period (the "***Seller Board Designee***"). The Seller Board Designee will be a resident of Norway or a resident and citizen of a country which is part of the European Economic Area. If the Seller Board Designee resigns or becomes physically unable to fill his position on the Board, the Sellers shall until Closing have the right to appoint a new board member in his place to be the Seller Board Designee. On the date of the extraordinary general meeting described in Section 5.6, the Sellers shall cause the Seller Board Designee to deliver to the Buyer a letter executed by the Seller Board Designee which provides that the Seller Board Designee shall resign from the Company's board of directors, effective on the date of the Closing.

5.8 Willful Breach

If a Seller breaches its obligations under Section 5.7 or 5.12 and either (i) sells its Shares to a third party who later acquires the majority of the Company's ordinary shares or (ii) the Company sells one or more of the rigs that are currently under construction for the Company (a "***Willful Breach***"), such Seller shall pay damages to the Buyer in the amount of 10% of the Company's assets valued at the time such third party acquires the majority of the Company's ordinary shares or the Company sells one or more of such rigs. The obligation to pay damages under this Section 5.8 shall apply regardless of whether the Buyer has suffered any economic loss as a result of such Willful Breach. Each of the Sellers acknowledges that this obligation is reasonable in light of the importance to the Buyer of the acquisition of the Company's assets and that the size of the agreed damages is necessary to act as an effective deterrent to the Sellers' Willful Breach. It is recognized that the Buyer would not have entered into this Agreement if the Sellers had not undertaken this obligation to pay these damages.

5.9 Keppel Singapore

The Sellers will make best efforts to cause the Company to enter into an agreement with Keppel Singapore prior to the end of the Standstill Period whereby Keppel Singapore has agreed to a six month delay at the Company's option on the delivery of each of the rigs under construction by Keppel Singapore for the Company at the cost not to exceed USD $1.4 million per rig per month. The Buyers acknowledge that such agreement is subject to negotiations between the Company and Keppel Singapore and no such claims can be made in such respect.

5.10 Letter of Undertaking

The Buyer acknowledges that pursuant to a letter of undertaking dated July 15, 2009 (the "***Letter of Undertaking***"), the Company, Skeie Technology AS and Wideluck Enterprises Limited have certain obligations (the "***Letter of Undertaking Obligations***"), and the Loan Trustee (as defined in the Letter of Undertaking) have certain rights, inter alia relating to the composition of the board of directors of the Company.

Notwithstanding the provisions of Section 5.7, Skeie Technology AS and Wideluck Enterprises Limited shall at all times have the right to fulfil their Letter of

Undertaking Obligations (inter alia by voting their Shares in the Company in fulfilment of the same), and the Buyer shall not at any time instruct any of the Sellers to vote (or vote itself by proxy including procuring that its representatives do not)for their shares in a way which would result in a breach of Skeie Technology AS and Wideluck Enterprises Limited's Letter of Undertaking Obligations. Also, the Buyer shall from the end of the Standstill Period and until Closing procure that the Company fulfils all of its Letter of Undertaking Obligations.

On Closing, the Buyer shall give similar undertakings, covenants and warranties to the Loan Trustee (as defined in the Letter of Undertaking) as those provided by Skeie Technology AS and Wideluck Enterprises Limited in the Letter of Undertaking, and the Buyer shall from Closing be a Key Shareholder for the purposes of the Letter of Undertaking, in the place of (and to the release of) Skeie Technology AS and Wideluck Enterprises Limited, as contemplated by clause 5 of the Letter of Undertaking.

5.11 Sale of Oil Rigs to be Submitted to General Meeting of Shareholders

Any offer received by the Company for the purchase of one of the rigs that are currently under construction for the Company, shall be voted on by the board of directors and in any event shall also always be submitted to an extraordinary general meeting of the shareholders of the Company for its decision to be held as soon as practicable after receiving such offer. If 80 per cent or more of the total number of actual board members voted in favour of approving such an offer, the Parties undertake to vote the Shares in favour of approving such an offer at such general meeting. If less than 80 per cent of the total number of actual board members voted in favour of approving such an offer, the Parties undertake to vote the Shares against such an offer at such general meeting.

5.12 Contingency if Board Action Amendment is Not Approved

In the event that the Board Action Amendment is not approved at the extraordinary general meeting described in Section 5.6, the Parties undertake, from the date of such extraordinary general meeting through the Closing, to cause that the board members appointed by each Party provide that the board of directors cannot vote to approve any matter unless 80 per cent of the total number of actual board members declare that they will vote in favour of such decision.

In the event that the board of directors does not have the required 80 per cent vote to approve a matter to be resolved by the board, the Parties shall, if any director appointed by the Buyer or the Seller Board Designee so requires, procure that the Company calls for an extraordinary general meeting of the shareholders to be held as soon as practicable with the agenda of voting on such matter. At such extraordinary general meeting, if the Closing has not yet occurred, the Parties agree that the Sellers may vote the Shares without regard to the Seller's appointment of the Buyer or a person nominated by the Buyer as proxy described in Section 5.7; provided, however that the Sellers undertake to vote the Shares against the approval of such matter.

6. CLOSING

6.1 The Closing shall take place at the offices of Wiersholm at Ruseløkkveien 26, Oslo, Norway, substantially concurrent with the day on which settlement takes place for shareholders who tender their shares on the first day of the offer period of the public tender offer described in Section 7, but in no event later than December 31, 2010.

6.2 Subject to the terms and conditions of this Agreement, at the Closing each Seller shall transfer the Shares set out opposite its name in Schedule 1 to a VPS account

nominated by the Buyer and to be delivered in writing to the Sellers at least three business days prior to the Closing.

6.3 Immediately upon receipt of the Shares in accordance with Section 6.2 the Buyer shall issue the Consideration Shares to the Sellers.

7. PRE-CLOSING OBLIGATIONS OF THE BUYER

7.1 The Buyer shall launch an unconditional public tender offer to purchase all of the outstanding shares in the Company (not already held by it or to be purchased pursuant to this Agreement) and make best efforts to launch it within 30 days following the end of the Standstill Period and will make best efforts to close the public tender offer within 45 days following the launch of the public tender offer; provided, however, that the Buyer shall procure that the Sellers and other shareholders who accept the offer on the first day of the acceptance period shall be offered an immediate delivery of Rowan shares following the first day of the acceptance period (i.e., the Sellers will receive the Consideration Shares and Closing will take place). The per share consideration offered in such public tender offer shall be equal to the per share consideration due to the Sellers under Section 3.3 (it being understood that the Buyer shall undertake to register the resale of the shares of Buyer Common Stock offered in such public tender offer the same way as the Consideration Shares). The Buyer shall offer the shareholders of the Company settlement on an ongoing basis throughout the tender offer period, meaning that if a shareholder tenders his shares on the first day of the tender offer period, settlement of the acquisition of the shares of such shareholder shall take place as soon as practicable after such acceptance and not await the expiration of the tender offer period.

7.2 The Parties shall when transferring the Shares from the Sellers to the Buyer comply with the procedure set forth in article 8 of the Articles of Association of the Company, with specific implementation to be agreed and executed with the cooperation of the Parties before Closing. In no event shall the agreed implementation require or result in an obligation on the Company or the Sellers to prepare a prospectus or make an offer to buy shares in the Company.

8. SELLERS' WARRANTIES

8.1 Each Seller warrants and represents, severally but not jointly, to the Buyer that the following statements are true and correct as of the date of this Agreement.

A. Sellers and the Company

(i) Such Seller and the Company are each an entity duly organized and validly existing under the laws of the jurisdiction of its incorporation and each has all necessary corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is now conducted.

(ii) Such Seller has all requisite power and authority to execute and deliver this Agreement and to carry out and perform its obligations and undertakings as provided herein. This Agreement has been duly executed by such Seller and constitutes legal, valid and binding obligations of such Seller enforceable against such Seller in accordance with its terms except as enforceability may be restricted by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights and remedies generally.

B. No Violation

The execution, delivery and performance of this Agreement by such Seller, and the

consummation of the transactions contemplated hereby, will not:

(i) result in a violation of any provision of the constitutional documents of such Seller; or

(ii) to the best of each Seller's actual knowledge, result in a breach of, or constitute a default under, any contract or other instrument, and to which such Seller or the Company is a party or by which such Seller or the Company is bound, provided, however, that the Sellers do not give any representations or warranties as to:

a. whether the transactions contemplated by this Agreement may give the bondholders or the loan trustee under

i. the Bond Agreement SKDP 1 Ltd (Issuer) and Norsk Tillitsmann ASA (Bond Trustee) on behalf of the bondholders in the bond issue 12 per cent SKDP 1 Ltd Senior Secured Callable Bond Issue 2010/2017;

ii. the amended and restated Loan Agreement between Skeie Drilling & Production ASA and Norsk Tillitsmann ASA on behalf of the bondholders in the bond issue 11.25 per cent Skeie Drilling & Production ASA Callable Bond Issue 2007/2013 dated March 6, 2007;

iii. the amended and restated Loan Agreement between Skeie Drilling & Production ASA and Norsk Tillitsmann ASA on behalf of the bondholders in the bond issue 11.25 per cent Skeie Drilling & Production ASA Callable Bond Issue 2007/2013 dated February 20, 2007; or

iv. the amended and restated Loan Agreement between Skeie Drilling & Production ASA and Norsk Tillitsmann ASA on behalf of the bondholders in the bond issue 11.25 per cent Skeie Drilling & Production ASA Senior Secured Callable Bond Issue 2007/2013 II dated June 29, 2007

(hereinafter jointly referred to as the "***Bond Loan Agreements***"), a right to claim immediate repayment of any amount outstanding thereunder, or sell any of the bonds outstanding under the Bond Loan Agreements to the Company; or

b. whether, if the transactions contemplated by this Agreement give the bondholders or loan trustees under the Bond Loan Agreement such rights as referred to in item a above, any other financial indebtedness of the Company may be deemed to have fallen due for payment or be defaulted; or

(iii) result in a violation of any law by which such Seller or the Company is bound.

C. No Consents

No filing or registration with, no notice to and no permit, authorisation, consent or approval from any governmental entity is necessary for the execution and delivery by the Sellers of this Agreement and the consummation and performance of the transactions contemplated by this Agreement other than those already obtained.

D. The Shares

Such Seller is the sole legal and beneficial owner of the Shares set out opposite its

name in Schedule 1 and is free to transfer the legal and beneficial ownership of such Shares to the Buyer as set out in this Agreement and such transfer will not result in any Encumbrance upon any of such Shares. All of such Shares are, and will be when transferred to the Buyer, duly authorized, validly issued, fully paid, free and clear of any Encumbrances.

E. Securities Matters

(i) To the best of such Seller's actual knowledge, the Company's capital structure and number of shares outstanding is set forth on Schedule 1 attached hereto. Except as disclosed on Schedule 1, the Company has no outstanding stock options or warrants;

(ii) With the sole purpose of possible claims from third parties, to the best of each Seller's actual knowledge, the Company has complied and is complying with applicable requirements under Norwegian securities law and the disclosure obligations it has undertaken in connection with the listing of its shares on the OTC-List maintained by the Norwegian Securities Dealers Association;

(iii) Such Seller is:

a. A corporation, not formed for the specific purpose of acquiring the Consideration Shares, with total assets in excess of USD $5,000,000, or all the equity owners of such Seller are each a corporation, not formed for the specific purpose of acquiring the Consideration Shares, with total assets in excess of USD $5,000,000; or

b. All the equity owners of such Seller are natural persons whose individual net worth, or joint net worth with each person's spouse, exceeds USD $1,000,000; or

c. All the equity owners of such Seller are natural persons who had an individual income in excess of USD $200,000 in each of the two most recent years or joint income with each person's spouse in excess of USD $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

(iv) Such Seller is acquiring the Consideration Shares for investment purposes and not with a view to distribution;

(v) Such Seller has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of investing in the Consideration Shares, and such Seller is able to bear the economic risk of investing in the Consideration Shares for an indefinite amount of time;

(vi) Such Seller has access to or has received all information that such Seller believes is necessary, sufficient or appropriate to make an informed investment decision, including the Buyer's periodic reports and other filings to the date hereof, in connection with its acquisition of the Consideration Shares and has had an opportunity to ask questions of, and to receive answers from, the appropriate executive officers and other persons acting on behalf of the Buyer concerining the Buyer and the terms and conditions of this transaction. Such Seller has made an independent decision to acquire the Consideration Shares from the Buyer based on the information concerning the business and financial condition of the Buyer and other information available to such Seller, which such Seller has determined is adequate for that purpose;

(vii) Such Seller understands that the Consideration Shares are "restricted securities" as defined in Rule 144 under the Securities Act and have not been

registered under the Securities Act and such Seller is purchasing the Consideration Shares in accordance with an exemption from the registration requirements under the Securities Act. Such Seller will not reoffer, resell, pledge or otherwise transfer any Consideration Shares except pursuant to an applicable exemption under the Securities Act or an effective registration statement as contemplated by Section 3.3, in each case in accordance with any applicable securities laws of any state of the United States or any other relevant jurisdiction. All certificates evidencing the Consideration Shares will bear a legend stating that the Consideration Shares have not been registered under the Securities Act and they may not be resold unless they are registered under the Securities Act or exempt therefrom;

(viii) Such Seller acknowledges that the Consideration Shares are not being received as a result of any general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act), including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising; and

(ix) Such Seller acknowledges that the Buyer may possess material non-public information not known to such Seller regarding or relating to the Buyer or the Consideration Shares, including, but not limited to, information concerning the business, financial condition, results of operations, prospects or restructuring plans of the Buyer. Such Seller acknowledges that the Buyer has not disclosed any material, non-public information to such Seller and such Seller has not requested that any such information be disclosed.

8.2 The Seller's Warranties shall be deemed to be repeated as of the Closing Date, with the exception of the Seller's Warranties in Section 8.1(A)(i) and 8.1(B)(ii) with respect to the Company and 8.1(E)(i) and 8.1(E)(ii), which shall all be true and correct as of the date of this Agreement.

8.3 Other than the Sellers' Warranties made in accordance with this Section 8, the Sellers do not make any express or implied representations or warranties to the Buyer in connection with the transactions contemplated hereby.

9. BUYER'S WARRANTIES

9.1 The Buyer warrants and represents to the Sellers that the following statements are true and correct as of the date of this Agreement.

A. The Buyer

(i) The Buyer is an entity duly organized and validly existing under the laws of the State of Delaware and has all necessary corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is now conducted.

(ii) The Buyer has full corporate power to execute and deliver this Agreement and to carry out and perform its obligations and undertakings as provided herein. This Agreement has been duly executed by the Buyer and constitutes legal, valid and binding obligations of the Buyer enforceable against it in accordance with its terms except as enforceability may be restricted by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights and remedies generally.

(iii) At the Closing, the Consideration Shares will be duly authorized by the board

of directors of the Buyer and when issued and delivered to the Sellers as provided for in this Agreement, the Consideration Shares will be duly authorised, validly issued, fully paid, nonassessable, and free and clear of any Encumbrances (except with respect to restrictions related to the private placement of the shares of Buyer Common Stock to the Sellers pursuant to Regulation D under the Securities Act).

(iv) The Buyer has complied and is complying with applicable requirements under U.S. securities law and the disclosure obligations it has undertaken in connection with the listing of its shares on the New York Stock Exchange.

B. No Violations

The execution, delivery and performance of this Agreement by the Buyer, and the consummation of the transactions contemplated hereby, will not:

(i) result in a violation of any provision of the constitutional documents of the Buyer; or

(ii) result in a breach of, or constitute a default under, any contract or other instrument to which the Buyer is a party or by which the Buyer is bound; or

(iii) result in a violation of any law by which the Buyer is bound.

C. No Consents

No filing or registration with, no notice to and no permit, authorisation, consent or approval from any governmental entity is necessary for the execution and delivery by the Buyer of this Agreement and the consummation and performance of the transactions contemplated by this Agreement other than those already obtained and other than the approval by the Norwegian Financial Supervisory Authority in connection with the tender offer contemplated by Section 7.

D. Securities Matters

(i) The Buyer is an "accredited investor" as defined in Rule 501 of the Securities Act and is acquiring the Shares for its own account and for investment purposes and not with a view to distribution;

(ii) The Buyer has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of investing in the Shares, and the Buyer is able to bear the economic risk of investing in the Shares for an indefinite amount of time;

(iii) The Buyer has access to or has received all information that the Buyer believes is necessary, sufficient or appropriate to make an informed investment decision, including the Company's periodic reports and other filings to the date hereof, in connection with its acquisition of the Shares and has had an opportunity to ask questions of, and to receive answers from, the appropriate persons acting on behalf of the Seller concerning the Company and the terms and conditions of this transaction. The Buyer has made an independent decision to acquire the Shares from the Seller based on the information concerning the business and financial condition of the Company and other information available to Buyer, which the Buyer has determined is adequate for that purpose;

(iv) The Buyer understands that the Shares are "restricted securities" as defined in Rule 144 under the Securities Act and have not been registered under the Securities Act and the Buyer is purchasing the Shares in accordance with an

exemption from the registration requirements under the Securities Act. The Buyer will not reoffer, resell, pledge or otherwise transfer any Shares except pursuant to an applicable exemption under the Securities Act or an effective registration statement, in each case in accordance with any applicable securities laws of any state of the United States or any other relevant jurisdiction; and

(v) The Buyer acknowledges that the Shares are not being received as a result of any general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act), including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

9.2 The Buyer's Warranties shall be deemed to be repeated as of the Closing Date.

9.3 Other than the Buyer's Warranties made in accordance with this Section 9, the Buyer does not make any express or implied representations or warranties to the Sellers in connection with the transactions contemplated hereby.

10. BREACH AND COMPENSATION

10.1 Each Seller shall separately compensate the Buyer for any losses of any kind or nature whatsoever that may be suffered or incurred by the Buyer and that may arise out of or result from any breach of such Seller's Warranties or any breach by such Seller of any covenant, undertaking or obligation under this Agreement. Notwithstanding any other provision of this Agreement, the Buyer shall not be entitled to any consequential damages, including exemplary, punitive, lost profits or special damages suffered by the Buyer.

The Sellers have several but not joint liability, and a Seller shall not be liable for any breach made by another Seller. In the event that more than one Seller should independently be liable for the same loss, such liability shall be pro rata in relation to number of the Shares transferred to the Buyer.

For the avoidance of doubt: each Party is not entitled to claim any form of compensation and waives all claims against the other Parties based on alleged non compliance with the tag along provision in the Articles of Association of the Company clause 8.

10.2 The Buyer shall compensate the Sellers for any losses of any kind or nature whatsoever that may be suffered or incurred by the Sellers and that may arise out of or result from any breach of the Buyer's Warranties or any breach by the Buyer of any covenant, undertaking or obligation under this Agreement. Notwithstanding any other provision of this Agreement, the Sellers shall not be entitled to any consequential damages, including exemplary, punitive, lost profits or special damages suffered by the Sellers; provided, however, that the Sellers may be entitled to lost profits if: (i) such lost profits are the difference between the lower value of the consideration for the resale of the Shares to a third party compared to the higher value of the Consideration Shares calculated as of the date of this Agreement; (ii) the Sellers are not in material breach of any covenant, undertaking, representation, or warranty in this Agreement; (iii) the Buyer has wilfully failed to deliver the Consideration Shares to the Sellers by December 31, 2010; and (iv) the Sellers make best efforts to obtain the best price for the Shares from such third party.

10.3 Claims must be notified to the other Party within 60 business days after the Seller or the Buyer, as the case may, becomes aware of the circumstances underlying the claim. Claims not notified within such time shall be lost.

Claims may not be submitted later than eighteen (18) months after the Closing.

10.4 The remedies provided for in this Section 10 shall exclude any other claim for damages or other remedies against the Sellers or the Buyer which could otherwise be available by law.

10.5 The Buyer and the Sellers' liability for breaches of the warranties shall be limited quantitatively as follows:

(i) The Buyer and the Sellers shall have no liability with respect to any relevant individual loss which does not exceed NOK one million;

(ii) The Buyer and the Sellers shall have no liability unless the aggregate relevant losses for warranty breaches exceed 3% of the value of the Shares, but then for the full amount. For the avoidance of doubt, individual losses for which the Buyer and the Sellers shall have no liability pursuant to item 10.5(i) above, shall not be considered in this connection;

(iii) Each Seller's aggregate liability for breaches of the Seller's Warranties shall not exceed 10% of the value of the Consideration Shares received by each Seller; and

(iv) The Buyer's aggregate liability for breaches of the Buyer's Warranties shall not exceed 10% of the value of the Consideration Shares paid to the Sellers.

The limitations on liability in this Section 10.5 shall not apply to (i) claims which are based on fraud, wilful misconduct or gross negligence; (ii) claims arising under Section 5.8; and (iii) claims arising from breach of the warranties in Sections 8.1(A) and (D) and Section 9.1 (A) (i) to (iii).

10.6 The Buyer may not claim compensation, and shall repay to the Sellers any compensation received, under this Section 10 for any economic loss to the extent that the Buyer's economic loss is covered by payment from the Sellers to the Company following a claim from the Company against the Sellers under applicable provisions of Norwegian law.

10.7 The Buyer and each Seller shall have no liability for a loss to the extent that:

(i) the loss occurs as a result of any legislation not in force at Closing, or which takes effect retrospectively, or occurs as a result of any increase in the rate of tax in force at the date of this Agreement or any change in the practice of the relevant tax authorities;

(ii) the matter giving rise to the claim was provided for or reserved for in the accounts (including the notes to the accounts) as supported by the underlying book keeping of the Company; and

(iii) the Company (or its subsidiaries), the Buyer or each Seller receives any benefit (including but not limited to tax benefit or relief) which would not have arisen but for the matter which is the subject of the claim.

10.8 The Buyer and the Sellers shall not be entitled to recover more than once in respect of the same circumstances giving rise to a claim.

10.9 The Buyer and the Sellers shall not be liable to the extent that the matter giving rise to the claim is an amount for which the other Parties to this Agreement or the Company (or its subsidiaries) have recovered indemnity (or would have had such a right or been so entitled but for a change in law or change in the terms of insurance after Closing) from any person other than the other Parties to this Agreement whether under any provision of applicable law, insurance policy or otherwise howsoever.

If the amount payable by the Company is in NOK, such amount shall be converted into USD using the exchange rate published by Norges Bank on the day before the transfer of Consideration Shares.

11. TERMINATION

11.1 This Agreement may be terminated before the end of the Standstill Period in writing by the Buyer if the conditions in Section 4.1 have not been satisfied or waived by the Buyer by the end of the Standstill Period. This Agreement may be terminated before the end of the Standstill Period in writing by the each of the Sellers (with no effect for the non terminating Sellers) if the conditions in Section 4.2 have not been satisfied or waived by the Sellers by the end of the Standstill Period.

11.2 Notwithstanding the termination of this Agreement pursuant to Section 11, the obligations of the Parties under Sections 13, 14 and 16 shall survive such termination.

11.3 After the end of the Standstill Period, none of the Parties shall have any right to terminate, rescind or otherwise require the reversal of any transactions contemplated by this Agreement; provided, however, that if the Closing has not occurred by December 31, 2010 (A) the Buyer may terminate this Agreement after December 31, 2010 if (i) the Buyer is not in material breach of any covenant, undertaking, representation, or warranty in this Agreement and (ii) the Sellers have failed to deliver the Shares by December 31, 2010; and (B) the Sellers may terminate this Agreement after December 31, 2010 if (i) the Sellers are not in material breach of any covenant, undertaking, representation, or warranty in this Agreement and (ii) the Buyer has failed to deliver the Consideration Shares to the Sellers by December 31, 2010.

12. FURTHER ASSURANCE

Each Seller shall at its own cost and expense use all reasonable endeavours from time to time on or following Closing, on being required to do so by the Buyer, acting reasonably, to do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to the Buyer, acting reasonably, for giving full effect to this Agreement and securing to the Buyer the full benefit of the rights, powers, privileges and remedies conferred upon the Buyer in this Agreement.

13. CONFIDENTIALITY

13.1 Except as otherwise stated in this Agreement, each of the Parties agrees that the existence and contents of this Agreement shall be confidential. The Sellers shall use their reasonable commercial efforts to cause the Company and each of its subsidiaries to treat the existence of this Agreement and the transactions contemplated hereby as confidential.

13.2 The Parties agree that no public announcements (other than the Buyer's filing on

Form 8-K with the U.S. Securities and Exchange Commission including the Buyer's press release) shall be made in connection with this Agreement or the transactions contemplated hereby except with the prior written consent of each Party or as required by law or stock exchange rules.

13.3 The Parties and the Company have entered into a separate confidentiality agreement in relation to the information provided to the Buyer in connection with the Due Diligence.

14. COSTS AND EXPENSES

Save as otherwise stated in this Agreement, each Party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement and other agreements forming part of the transaction of the sale and purchase hereunder. No Group Company shall bear any costs or expenses incurred by or for the benefit of any of the Sellers in connection with the transactions contemplated by this Agreement or the preparations or negotiations thereof; provided, however, that the Company shall pay up to USD $250,000 in such legal fees up through the date of Closing that are incurred in connection with this Agreement and the public tender offer contemplated in Section 7, and the Sellers shall pay the amount of any such legal fees which exceeds USD $250,000.

15. MISCELLANEOUS

15.1 No Party, except as provided otherwise herein, shall be entitled to set-off any rights or claims it may have against any rights or claims the other Party may have under this Agreement unless the rights or claims of the relevant Party claiming a right of set-off have been acknowledged in writing by the other Party or have been confirmed by final decision of a competent court or arbitration panel.

15.2 Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Buyer and the Sellers, or in the case of a waiver, by the Party against whom the waiver is to be effective.

15.3 No omission by any Party to exercise or delay in exercising any right, power or remedy provided by law or under this Agreement shall constitute a waiver of such right, power or remedy or any other right, power or remedy or impair such right, power or remedy.

15.4 Except as otherwise expressly provided in this Agreement, no Party may without the prior written consent of the other Parties assign, grant any security interest over, hold on trust or otherwise transfer the benefit of the whole or any part of this Agreement.

15.5 This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all other prior and contemporaneous agreements and understandings, both oral and written, of the Parties in connection herewith.

15.6 Except where expressly stated otherwise in this Agreement, nothing in this Agreement, whether express or implied, is intended to create any rights enforceable by any individual or legal entity other than the Sellers and the Buyer and their respective permitted successors or assigns and no term of this Agreement shall be enforceable by any person not a party to it.

16. GOVERNING LAW AND DISPUTES

16.1 This Agreement is governed by and shall be construed in accordance with Norwegian Law with Oslo tingrett as the legal venue.

17. COUNTERPARTS

This Agreement may be executed in any number of counterparts. Each counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute one and the same instrument.

SIGNED BY)
for and on behalf of)
Skeie Technology AS)

....Duly authorised signatory

SIGNED BY)
for and on behalf of)
Skeie Tech Invest AS)

....Duly authorised signatory

SIGNED BY)
for and on behalf of)
Wideluck Enterprises Limited)

....Duly authorised signatory

SIGNED BY)
for and on behalf of)
Rowan Companies, Inc.)

W. Matthell ....Duly authorised signatory

SIGNED BY)
for and on behalf of)
Skeie Technology AS)

....Duly authorised signatory

SIGNED BY)
for and on behalf of)
Skeie Tech Invest AS)

....Duly authorised signatory

SIGNED BY Sit Peng Sang)
for and on behalf of)
Wideluck Enterprises Limited)

....Duly authorised signatory

SIGNED BY)
for and on behalf of)
Rowan Companies, Inc.)

....Duly authorised signatory

SIGNED BY)
for and on behalf of)
Skeie Technology AS)

....Duly authorised signatory

SIGNED BY)
for and on behalf of)
Skeie Tech Invest AS)

....Duly authorised signatory

SIGNED BY)
for and on behalf of)
Wideluck Enterprises Limited)

....Duly authorised signatory

SIGNED BY)
for and on behalf of)
Rowan Companies, Inc.)

....Duly authorised signatory

SCHEDULE 1

CAPITAL STRUCTURE OF THE COMPANY

Share capital	NOK 212,481,738.30
Number of shares issued:	2,124,817,383 ordinary shares
Number of shares fully diluted:	2,124,817,383 ordinary shares
Par value:	NOK 0.10 per share
Number of Shares owned by each Seller:	
Skeie Technology AS	420,374,074
Skeie Tech Invest AS	190,500,000
Wideluck Enterprises Limited	381,461,493
Number of shares of Buyer Common Stock to be delivered to each Seller:	
Skeie Technology AS and Skeie Tech Invest AS	3,507,437.28
Wideluck Enterprises Limited	2,190,225.97

Exhibit A

Amendment to Articles of Association of the Company

The following § 5A is added to the Company's Articles of Association:

§ 5A – Majority requirements for board resolutions

The board of directors cannot make any decision in any matter unless 80 per cent of the total number of actual board members vote in favour of such decision.

This § 5A may be repealed by a majority of 2/3 of the votes cast and the capital represented at a general meeting.

This § 5A shall automatically cease to apply if one shareholder becomes the registered owner of more than 50 per cent of the total number of outstanding shares in the Company.

To: Rowan Companies, Inc. (the "**Offeror**" or "**you**")

IRREVOCABLE PRE-ACCEPTANCE FOR SKEIE HOLDING AS

I, the undersigned shareholder of Skeie Drilling & Production ASA (the "**Target**"), acknowledge that the Offeror intends, subject to satisfactory due diligence and certain other conditions, to make an offer to acquire the shares of the Target, (the "**Offer**", the shares subject to the Offer, the "**Target Shares**"). The Offer will be made for a consideration of 79,335 shares of common stock, par value $0.125 per share, of the Offeror (the "**Offer Price**"). I, the undersigned shareholder of Skeie Drilling & Production ASA, also confirm that I possess non-public information about the Target until the contemplated Offer is either announced to the public or withdrawn, and undertake to treat the Offer as strictly confidential until such time.

In consideration of your intention to make the Offer I agree with you as follows:

1. As of the date hereof I own 13,817,377 Target Shares.

2. I hereby undertake to sell all my Target Shares to the Offeror at the Offer Price (such undertaking, the "**Pre-acceptance**").

3. I acknowledge and accept that this Pre-acceptance is irrevocable and unconditional and may not under any circumstances whatsoever be withdrawn or amended in any way.

4. I agree for as long as this Pre-acceptance is in force and effect, that I will not as shareholder of Target, sell or agree to sell any Target Shares to any other party, including any party making any Competing Proposal or Competing Offer, or otherwise co-operate with any party making a Competing Proposal or Competing Offer or solicit, encourage, facilitate or discuss any Competing Proposal or Competing Offer.

   A Competing Proposal ("**Competing Proposal**") is any offer, proposal, inquiry or indication of interest relating to a Competing Offer. A Competing Offer ("**Competing Offer**") means any transaction regarding Target or its subsidiaries, including mergers, demergers, sale of shares or material assets or rights of Target or shares in the Target, other than the Offer.

5. My obligations under this letter will lapse at the earlier of (i) my acceptance of the Offer; (ii) at the conclusion of the Standstill Period (as defined in the Share Purchase Agreement dated _____, 2010 by and between Skeie Technology AS, Skeie Tech Invest AS, Wideluck Enterprises Limited, and Rowan Companies, Inc.); or (iii) your decision not to proceed with the Offer.

6. If you exercise your right under this undertaking to buy my Target Shares the settlement of such transaction shall take place as soon as practicable and in any event no later than three business days after the date of the exercise notice.

7. If you during the Offer period increase the Offer Price in the Offer in a manner beneficial to all shareholders of Target, I shall have the benefit of the increased Offer Price.

8. I agree not to make any public announcement or communication in connection with the Offer, or concerning the Target and its subsidiary undertakings which is or may be material in the context of the Offer, without your prior written consent, save any such public announcement or communication if and to the extent that it is required by any applicable law or stock exchange requirement.

9. This pre-acceptance is governed by, and shall be construed in accordance with, Norwegian law. Any dispute shall be subject to the exclusive jurisdiction of the courts of Norway. The legal venue shall be Oslo.

Place/date: SKEIE 30.06.2010

Yours sincerely,

Shareholder: Alf Torfinn Skeie (on behalf of Skeie Holding AS)

Signature: Alf Torfinn Skeie

In print: ALF TORFINN SKEIE

Title: MANAGER / OWNER

To: Rowan Companies, Inc. (the "Offeror" or "you")

IRREVOCABLE PRE-ACCEPTANCE FOR TRAFALGAR AS

I, the undersigned shareholder of Skeie Drilling & Production ASA (the "**Target**"), acknowledge that the Offeror intends, subject to satisfactory due diligence and certain other conditions, to make an offer to acquire the shares of the Target, (the "**Offer**", the shares subject to the Offer, the "**Target Shares**"). The Offer will be made for a consideration of 177,153 shares of common stock, par value $0.125 per share, of the Offeror (the "**Offer Price**"). I, the undersigned shareholder of Skeie Drilling & Production ASA, also confirm that I possess non-public information about the Target until the contemplated Offer is either announced to the public or withdrawn, and undertake to treat the Offer as strictly confidential until such time.

In consideration of your intention to make the Offer I agree with you as follows:

1. As of the date hereof I own 30,853,848 Target Shares.

2. I hereby undertake to sell all my Target Shares to the Offeror at the Offer Price (such undertaking, the "**Pre-acceptance**").

3. I acknowledge and accept that this Pre-acceptance is irrevocable and unconditional and may not under any circumstances whatsoever be withdrawn or amended in any way.

4. I agree for as long as this Pre-acceptance is in force and effect, that I will not as shareholder of Target, sell or agree to sell any Target Shares to any other party, including any party making any Competing Proposal or Competing Offer, or otherwise co-operate with any party making a Competing Proposal or Competing Offer or solicit, encourage, facilitate or discuss any Competing Proposal or Competing Offer.

   A Competing Proposal ("**Competing Proposal**") is any offer, proposal, inquiry or indication of interest relating to a Competing Offer. A Competing Offer ("**Competing Offer**") means any transaction regarding Target or its subsidiaries, including mergers, demergers, sale of shares or material assets or rights of Target or shares in the Target, other than the Offer.

5. My obligations under this letter will lapse at the earlier of (i) my acceptance of the Offer; (ii) the conclusion of the Standstill Period (as defined in the Share Purchase Agreement dated _____, 2010 by and between Skeie Technology AS, Skeie Tech Invest AS, Wideluck Enterprises Limited, and Rowan Companies, Inc.); or (iii) your decision not to proceed with the Offer.

6. If you exercise your right under this undertaking to buy my Target Shares the settlement of such transaction shall take place as soon as practicable and in any event no later than three business days after the date of the exercise notice.

7. If you during the Offer period increase the Offer Price in the Offer in a manner beneficial to all shareholders of Target, I shall have the benefit of the increased Offer Price.

8. I agree not to make any public announcement or communication in connection with the Offer, or concerning the Target and its subsidiary undertakings which is or may be material in the context of the Offer, without your prior written consent, save any such public announcement or communication if and to the extent that it is required by any applicable law or stock exchange requirement.

9. This pre-acceptance is governed by, and shall be construed in accordance with, Norwegian law. Any dispute shall be subject to the exclusive jurisdiction of the courts of Norway. The legal venue shall be Oslo.

Place/date: Alwinton, 30 June 2010

Yours sincerely,

Shareholder: **Kristen Jakobsen (on behalf of Trafalgar AS)**

Signature: [signature]

In print: KRISTEN JAKOBSEN.

Title: ______________